Exhibit 99.1

NEWS RELEASE

Ciprico Announces Leadership Change

Second Quarter Results Expected to be Below Prior Year

MINNEAPOLIS — March 22, 2004 — Ciprico Inc. (NASDAQ: CPCI), announced today that Robert H. Kill, the Company’s president and chief executive officer, has announced his intention to retire within the next year.  The board appointed its chairman, James W. Hansen, as interim CEO, with the intention of conducting a strategic review and search for permanent leadership. The board elected Mr. Kill as Chairman of the Board.

“After 16 years as CEO of Ciprico, I concluded that it was time for a change, Kill said.  With the successful launch of our new DiMeda™ 1700 and 3600 networked attached storage (NAS) products, and the pending launch of our new serial ATA (SATA) products, I believe that the Company is well-positioned to compete at the highest levels of our current niche markets and to bring resilient, high performance SATA storage to the enterprise and near line storage markets.  This new effort will require a significant commitment and thus I feel that it is also time for new leadership that has that experience.  I intend to stay engaged in the business to ensure a smooth transition, and in particular the new opportunities for our exciting SATA products.”

Kill, 57, has been chief executive officer and president of the Company since March 1988, was chairman of the board from June 1996 to November 2000, and a director since September 1987.  Kill was executive vice president of the Company from September 1987 to March 1988, secretary from September 1987 to July 1998 and from November 1989 to October 1993, and Vice President and General Manager from August 1986 to September 1987.  Kill has been active in many industry organizations such as AEA, the Minnesota High Tech Association, Minnesota Technology Inc. and he also serves on the board of the privately held Jasc, Inc.

Hansen, 48, has been a director of the Company since April 2001 and chairman of the board since January 2003.  He is currently a professor in the executive MBA program at the University of St. Thomas.  He was president, CEO, and treasurer of E.mergent Inc. (NASDAQ: EMRT) from November 1996 and chairman of the board from May 1997 until the sale of the company in May 2002.  Since 1992 Mr. Hansen has served as an investor, director, president or vice president of several private companies in medical services and technology.  From 1986 to 1992 he was Senior Vice President and General Manager of the pension division of Washington Square Capital, a Reliastar Company, and a NYSE-traded financial services company now known as ING Reliastar. From 1983 to 1986 he was Vice President of Apache Corporation, a NYSE-traded oil and gas exploration company.

“On behalf of the board, I want to thank Bob for all his years of service to the Company, Hansen said.  He has helped Ciprico develop into a world-class developer and manufacturer of high-performance storage systems.  We are fortunate to have the luxury of the continuity of management as we release some exciting new products and search for permanent leadership.”

In addition, the Company also anticipates that the results for its second fiscal quarter ended March 31, 2004, will be below the $6.0 million in revenue reported in the fiscal first quarter ended December 31, 2003 and substantially below the $8.6 million reported in the same period last year. Similarly losses are expected to be greater on a sequential basis, although the Company does not expect any significant use of cash for the current quarter.  Ciprico expects to report its quarterly results during the week of April 26, 2004.

About Ciprico

Ciprico designs, manufactures and markets storage and system solutions for digital media applications within the broadcast and entertainment, military and government, and medical imaging markets. Ciprico solutions combine storage, networking and computing technologies to simplify and accelerate digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com.

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to shareholders and other news releases. Such forward looking statements, which reflect our current view of future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons. Some of these reasons include the ability to achieve and maintain profitability; the impact of geopolitical and economic factors affecting the markets in which we are concentrated; the impact of on revenues and earnings of the timing of product enhancements and new product releases; market acceptance of new products; sales and distribution issues; competition; dependence on suppliers; limited backlog and the historic and recurring pattern of disproportionate percentage of total quarterly sales occurring the last month and weeks of a quarter.  Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Ciprico undertakes no obligation to update publicly or revise any forward-looking statements.

For Additional Information:

James W. Hansen or Robert H. Kill

763-551-4000